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                                                             EXHIBIT 99

UFP TECHNOLOGIES, INC.
172 East Main Street
Georgetown, MA 01833 - USA

FOR IMMEDIATE RELEASE                               CONTACT:
January 14, 1999                                    Ron Lataille  (978) 352-2200


               UFP TECHNOLOGIES ANNOUNCES STOCK REPURCHASE PROGRAM

Georgetown, Massachusetts, January 14, 1999. UFP Technologies, Inc. (Nasdaq:
UFPT), a manufacturer of packaging and specialty products, today reported that its Board of Directors had authorized a share buyback program.

Under the program, the company may purchase up to 1,000,000 shares of its common stock. Shares under the program are to be repurchased at management's discretion, either in open market or in privately negotiated transactions. The repurchased stock is expected to be used for general corporate purposes, including the issuance of shares in connection with employee benefit plans.

"Given the current trading range of our stock, our Board felt that the ability to repurchase shares would benefit both our shareholders and our business," said
R. Jeffrey Bailly, President & CEO of UFP Technologies, Inc. "We believe that buying back our stock, depending on price, may be the best use of our cash, and that this program has the potential to increase earnings per share. We also believe that we can successfully execute a buyback program without compromising our current acquisition strategy."

UFP Technologies is an innovative designer and manufacturer of a broad range of high performance cushion packaging and specialty foam and plastic products for industrial and consumer markets, and precision molded fiber packaging products made primarily from 100 percent recycled paper. The company's Moulded Fibre Technology division is a leader in the emerging market for environmentally sound interior packaging.

                                    * * * * *

This news release contains forward-looking information that involves risks and uncertainties, including statements about UFP's plans, objectives, expectations, and intentions. Such statements include, without limitation, discussions concerning the expected contributions of the company's stock repurchase program, its ability to affect future earnings per share, and the potential impact of acquisitions on the company's business and results of operations. Investors are cautioned that such forward-looking statements involve risks and uncertainties, including, without limitation, risks associated with the company's ability to finance stock purchases, effectively acquire other companies, competition and general economic factors, which may cause the actual results, performance or achievements of UFP to be materially different from any future results, performance or achievement expressed or implied by such forward-looking statements.